Exhibit 99.1

CONSULTING AGREEMENT

This Consulting Agreement is entered into this 19th day of October, 2005, by and between AAR CORP. (“Company”), a Delaware corporation, and Ira A. Eichner, (“Consultant”).

WHEREAS, Consultant recently retired as Chairman of the Board, having founded the Company and served as its Chairman and Chief Executive Officer for over 40 years, and presently serves as Founder and Chairman of the Board Emeritus of the Company, an honorary position; and.

WHEREAS, Consultant and the Company mutually desire Consultant to provide consulting services to senior management of the Company on operational and strategic planning issues and other projects.

NOW, THEREFORE, the parties agree as follows:

1.             Company hereby retains Consultant to provide consulting services to Company in connection with operational and strategic issues and other projects relating to AAR’s business activities as may be requested from time to time, at times convenient to Consultant, by Company’s Chief Executive Officer, or his designee, subject to the terms and conditions below.

2.             This Agreement will commence as of October 19, 2005 and continue thereafter for a term of five years, subject to earlier termination in event of Consultant’s death, and shall be governed by the laws of the State of Illinois.  This Agreement supercedes and replaces that certain consulting agreement between the parties dated June 1, 1999, as amended on June 1, 2003, and such agreement is hereby terminated effective concurrently with this Agreement becoming effective, it being agreed that neither party thereto shall have any further rights or obligations thereunder.

3.a.          AAR will pay Consultant a quarterly retainer in the amount of Thirty-Seven Thousand Five-Hundred dollars ($37,500) during the term hereof, irrespective of whether any services are requested and provided.  It is contemplated that consulting services will approximate 1-2 days per month.

b.         The foregoing retainer will be the only remuneration paid to Consultant for any services provided hereunder and no other compensation or benefits will be paid or payable; provided, however, Company will reimburse Consultant for business expenses reasonably incurred by Consultant in connection with the performance of services hereunder; and provided further Company will indemnify and hold Consultant harmless from all liabilities (including attorneys’ fees, judgements, fines, and amounts paid in settlement) in connection with any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative as a result of consulting services provided to Company hereunder to the same extent and on the same terms and conditions as Consultant is indemnified by Company pursuant to that certain Indemnification Agreement between the parties dated the 7th day of January, 1988.

4.             Consultant will provide the services contemplated hereunder as an independent contractor and not as an employee of Company.  As such, Consultant is responsible for filing all required tax returns and reports and payment of all applicable taxes in connection with Consultant’s business, including with respect to all mounts paid Consultant hereunder.  Company will furnish Consultant with an IRS Form 1099 in accordance with applicable law.

5.             Consultant may have access to reports, records, data, information, or other material which, in Company’s opinion, will have a bearing on Consultant’s services performed under this Agreement.  Consultant expressly agrees that all such reports, records, data, information, or other material disclosed to him by Company and all information developed by Consultant in connection herewith, including but not limited to any of Consultant’s reports or notes, will be and remain the property of Company and will be preserved by Consultant as confidential and will not be published, released or otherwise communicated in any manner to any third party without the prior written consent of Company.

6.             Consultant agrees that during the term hereof or until October 19, 2010, whichever is later, he will not provide consulting services of any nature to any other company, entity or person engaged or otherwise compete with the Company in business activities of the kind or type engaged in by the Company or any of its subsidiaries or affiliated companies, without the prior written consent of the Company.

IN WITNESS WHEREOF, each party has executed this Agreement as of the day and year first above written.

AAR CORP.

By:	/s/ David P. Storch

Title:	President

/s/ Ira A. Eichner
Ira A. Eichner, Consultant